Exhibit 99.1

          AmNet Mortgage Inc. Reports First Quarter Results


    SAN DIEGO--(BUSINESS WIRE)--May 17, 2005--AmNet Mortgage, Inc. (NASDAQ:AMNT), the parent company of American Mortgage Network
(AmNet), a nationwide wholesale mortgage bank, today reported first quarter results, highlights of which included:

    -- First quarter, 2005 consolidated net income was $507 thousand, or $0.06 per diluted share, compared to a consolidated net loss of $5.7 million, or $0.72 per diluted share, during the first quarter of 2004;

    -- Mortgage loans funded through AmNet were $2.7 billion in the first quarter of 2005, an increase of 45% compared to $1.9 billion in the first quarter of 2004, while the overall mortgage market declined by an estimated 5% over the same periods; and

    -- Higher margin loans made up 33% of the Company's origination volume as compared to 6% in the first quarter of 2004.

    Consolidated Results

    AmNet Mortgage, Inc. reported consolidated net income of $507 thousand, or $0.06 per diluted share, for the first quarter of 2005, compared to a consolidated net loss of $5.7 million, or $0.72 per diluted share, in the first quarter of 2004. The loss in the first quarter of 2004 included a $4.4 million pre-tax charge related to the majority of the Company's mortgage asset portfolio being reclassified as "held for sale."
    AmNet funded $2.7 billion in home loans during the first quarter of 2005, compared to $1.9 billion during the first quarter of 2004. AmNet's loan fundings were 45% higher in the quarter, compared to an estimated 5% year-over-year decline in the overall mortgage market. AmNet had 182 total account executives at the end of the first quarter. In its core wholesale business, AmNet has significantly shifted its focus from primarily conforming loans to an array of more than 100 mortgage products that meet changing market demographics. In the first quarter of 2005, higher margin loans, including Alt-A, subprime, HELOC and second mortgages, made up 33% of the Company's origination volume as compared to 6% in the first quarter of 2004.
    Commenting on 2005 first quarter results, John M. Robbins, Chief Executive Officer, said, "To drive sustained profitability, our national mortgage origination strategy continues to emphasize the potential for large volumes through a specialized operations platform. AmNet's market share and mortgage loan volumes have increased in most areas of the country. Our core wholesale business is young and has strong potential for further sales force expansion and market share penetration. We continue to take advantage of opportunities in the marketplace as they occur."
    Robbins continued, "Increasing momentum in market share growth was evident in the first quarter. Our broker-focused model is clearly differentiating us from other wholesale lenders. Mortgage brokers have responded positively to our distinct value proposition which combines a broad product menu, exceptional service and a local presence in the communities where they do business."
    Robbins added, "In the first quarter, we continued to recruit account executives for our core wholesale business and added 5 net new Subprime account executives, bringing our total dedicated Subprime account executive count to 19 at the end of the first quarter. We introduced new products and expanded our investor outlets. As the marketplace evolves, our goal is to deliver the products, services and technology demanded by broker customers while continually focusing on the efficiencies that increase productivity throughout our production channels."

    Operational Margins

    Gain on the sale of loans, net of derivative financial instruments and market adjustments, in the first quarter of 2005 totaled $21.3 million or 85 basis points, on $2.5 billion of loan sales volume, as compared to $8.9 million, or 52 basis points, on $1.7 billion of loan sales volume during the first quarter of 2004. Higher net gains were largely the result of both higher loan sales volume and better margins, reflecting an improvement in AmNet's loan production mix towards higher margin products.
    Net interest spread for our mortgage banking operations in the first quarter of 2005, which was interest on mortgage assets of $10.1 million less interest income on the mortgage portfolio of $0.3 million, offset by interest expense of $6.9 million less interest expense on the mortgage portfolio of $0.1 million, totaled $3.1 million. This equated to 11 basis points on $2.7 billion of loan fundings. In the first quarter of 2004, net interest spread for our mortgage banking operations, which was interest on mortgage assets of $6.6 million less interest income on the mortgage portfolio of $1.6 million, offset by interest expense of $3.2 million less interest expense on the mortgage portfolio of $0.9 million, totaled $2.7 million. This equated to 14 basis points on loan fundings of $1.9 billion.
    Consolidated operating expenses, which were total expenses of $30.7 million less interest expense $6.9 million, totaled $23.9 million during the first quarter of 2005, or 88 basis points on loan fundings. These expenses included an estimated $8.8 million in sales commissions and other variable expenses, representing approximately 37% of total operating expenses. Consolidated operating expenses in the first quarter of 2005 also included approximately $1.5 million of direct investment in the subprime division and the correspondent channel. For the first quarter of 2004, consolidated operating expenses, which were total expenses of $25.4 million less interest expense of $3.2 million and a bond valuation adjustment of $4.4 million, totaled $17.7 million, or 95 basis points on loan fundings.

    Liquidity and Book Value

    Cash and cash equivalents were $40.1 million as of March 31, 2005, compared to $29.7 million at March 31, 2004 and $52.7 million at December 31, 2004. Cash and cash equivalents per basic share was $5.42 at March 31, 2005. Book value per basic share was $10.51 at March 31, 2005. Cash deployment during the quarter was primarily attributable to greater loan production volume during the first quarter of 2005 and the associated cash investments into loan inventories, which typically are sold within 30 days of origination.

    2005 Strategic Initiatives

    The Mortgage Bankers Association (MBA) is forecasting that total residential 1-4 mortgage originations for 2005 will be $2.5 trillion, one of the four largest mortgage markets in history. The average 30-year fixed mortgage rate is predicted by the MBA to rise to 6.6% in the fourth quarter of 2005, up from 5.8% in the first quarter of the year.
    The Company continues to focus on specific initiatives targeted at increasing scale and leveraging its infrastructure across loan origination channels. These initiatives include:

    -- Expanding our sales force and intensifying recruitment of top performing account executives, targeting 300 by year-end 2005, including additions to our subprime division and correspondent channel. Sales force growth is intended to maximize market penetration within our current branch network, while increasing both subprime and correspondent originations;

    -- Growing market share in our core wholesale branch network through our Small Town America initiative, which is aimed at increasing market penetration outside the major cities where we now have regional offices. Small Town America will build volume through our existing network of offices, eliminating typical brick and mortar expansion expense;

    -- Increasing loan production to optimize the potential for large volumes through our existing operations platform;

    -- Implementing specific web-related and broker-focused technology enhancements that increase functionality for our broker customers and make it easier for them to do business with us. A new, more robust automated underwriting engine will generate faster underwriting decisions on a broader range of products;

    -- Continuing to increase and diversify our product mix into higher margin products, including non-conforming loans, such as Alt-As, jumbos, HELOCs and seconds as well as home equity and subprime products. ARMs and interest-only products accounted for 63% of mortgage originations in the second half of 2004 according to the MBA and;

    -- Developing our correspondent channel as a natural complement to the core wholesale business. As a new distribution channel, the correspondent initiative expands AmNet's target market to include areas where the Company believes it can quickly and effectively capture additional market share and incremental volume through its specialized operations platform.

    Conference Call and Webcast

    Management will host a conference call with a simultaneous webcast today at 10:30a.m. Pacific/12:30p.m. Central/1:30p.m. Eastern to discuss first quarter operating performance. The conference call, featuring Chairman and Chief Executive Officer, John M. Robbins, and Executive Vice President and Chief Financial Officer, Judith A. Berry, will be available by telephone and via the Internet.
    To participate by telephone, please dial 800-201-1027 at least five minutes before start time. For international callers, please dial 706-634-0805. A telephone replay will be available through May 24, 2005 by dialing (800) 642-1687 or (706) 645-9291 and entering the pass code #6235681.
    To listen to the webcast, log on to
www.amnetmortgageinc.com/webcasts.shtml. The webcast will also be available live at www.fulldisclosure.com. An online replay will be available at www.amnetmortgageinc.com/webcasts.shtml for one year. Electronic versions of news releases may be accessed via the Company's web site at www.amnetmortgageinc.com/press.shtml.

    About AmNet Mortgage, Inc.

    AmNet Mortgage Inc. is the parent company of American Mortgage Network. For more information, please visit www.amnetmortgageinc.com.

    About American Mortgage Network

    Headquartered in San Diego, California, AmNet is a wholly owned subsidiary of AmNet Mortgage, Inc. AmNet originates loans for the national mortgage broker community through its network of branches and business-to-business over the Internet. Through its correspondent channel, the Company purchases loans from small to mid-size mortgage banks, credit unions and community banks.
    AmNet has loan production offices in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Kansas, Minnesota, Nevada, New Jersey, New York, North Carolina, Ohio, Oregon, Rhode Island, Utah, Virginia and Washington. AmNet has a total of $1.4 billion in warehouse borrowing capacity and is approved to do business in 50 states and the District of Columbia either by license or exemption. For more information, please visit www.amnetmortgage.com.

    Forward-Looking Statement

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding the future size of the residential mortgage loan market and the Company's strategic initiatives and their impact on the Company's operations. These may include statements regarding: AmNet's potential for sales force expansion and market share growth; the size of the 2005 residential 1-4 mortgage market; mortgage rates in the fourth quarter of 2005; the number of AmNet account executives at the end of 2005; the ability of the Small Town America initiative to build loan volume through existing branch offices; technology enhancement implementations; increasing and diversifying the amount of higher margin products which AmNet will produce; and the development and expansion of AmNet's correspondent channel. The Company's ability to meet its operational and financial goals are subject to risks, including risks related to: The Company's ability to continue to sell its loans to a competitor who is its largest purchaser; the Company's ability to maintain and renew its warehouse lines; the largest concentration of the Company's loans being from California; the effectiveness of the Company's hedging strategies; the Company's ability to increase its loan origination volume in a contracting market; and the Company's lack of significant experience with subprime loans and correspondent lending. Actual results and the timing of certain events could also differ materially from those projected in or contemplated by our forward-looking statements due to a number of other factors, including but not limited to: the level of interest rates generally; economic conditions generally; the size of the national mortgage market; the stability of the entire mortgage secondary market; the future correlation of volatility in forward mortgage sale instruments to the Company's loan lock commitments; interest rate volatility; the ability to retain and renew warehouse lending facilities for the funding of all of the Company's mortgage loans; the Company's liquidity position; the availability of qualified mortgage professionals; the Company's ability to attract and retain qualified mortgage professionals; and other risk factors outlined in the Company's SEC reports.


                         AMNET MORTGAGE, INC.
                             (unaudited)


                                                    Three      Three
                                                    Months     Months
                                                    Ended      Ended
                                                  --------------------
                                                  3/31/2005  3/31/2004
                                                  --------------------
Income Statement
----------------

Revenues
Gain on sales of loans                              $18,274   $15,515
                                                  --------------------
Derivative financial instruments:
  Forward sales of mortgage backed securities
   (MBS) and options on MBS                           3,055    (5,487)
  Market adjustment on loan commitment pipeline           4    (1,157)
                                                  --------------------
       Total derivative financial instruments         3,059    (6,644)
                                                  --------------------
       Gain on sales of loans, net of derivative
        financial instruments                        21,333     8,871
Interest on mortgage assets                          10,119     6,641
Other income                                            202       296
                                                  --------------------
      Total revenue, net of derivative financial
       instruments                                   31,654    15,808
                                                  --------------------

Expenses
Employee compensation and benefits                   17,264    11,842
Interest expense                                      6,861     3,241
Valuation adjustment-bond collateral held for sale        -     4,428
Operating expenses                                    6,624     5,865
                                                  --------------------
          Total expenses                             30,749    25,376
                                                  --------------------

Income (loss) before income taxes                      $905   $(9,568)

Provision for income tax expense (benefit)              398    (3,896)
          Consolidated Net Income (loss)               $507   $(5,672)

Per Share Data
--------------------------------------------------
Weighted average common shares outstanding        7,361,352 7,874,347
Consolidated income (loss) per share basic            $0.07    $(0.72)
Consolidated income (loss) per share diluted          $0.06    $(0.72)


Loan Origination and Sale Data
--------------------------------------------------
Total mortgage loans funded in period ($ millions)   $2,708    $1,871
Number of loans funded                               14,314    10,629
Total mortgage loans sold in period ($ millions)     $2,497    $1,642

Percentage of mortgage loans funded in period by
 type (based on $ funded):
Conventional conforming                                42.1%     59.2%
Alt-A                                                  27.2%      4.0%
Jumbo/Non conforming                                   21.0%     21.7%
Government                                              4.0%     13.5%
Second/HELOC                                            4.8%      1.7%
Subprime                                                1.0%      0.0%
                                                      100.0%    100.0%

Balance Sheet Data
--------------------------------------------------
Cash and cash equivalents                           $37,286   $27,647
Restricted cash                                       2,850     2,100

Bond collateral, mortgage loans, net, held for
 sale (lower of cost or market)                           -   116,226

Bond collateral mortgage loans and real estate
 owned, net of reserves, held for investment         13,745    21,215

Mortgage loans held for sale, net, pledged (lower
 of cost or market)                                 424,401   510,524

Accounts receivable-mortgage loans sold/funded       17,494     3,182

Total assets                                        517,414   697,060

Short-term debt                                     409,803   495,292

Short-term debt related to bond collateral held
 for sale                                                 -    90,097

Long-term debt, net                                  12,155    20,078

Total stockholders' equity                          $77,757   $82,817

Book value per outstanding share basic               $10.51    $10.52
Book value per outstanding share diluted              $9.48     $9.68

Debt to equity ratio                                  5.4:1     7.3:1


($ in thousands, except per share data and as noted)


    CONTACT: INVESTOR AND ANALYST RELATIONS CONTACTS
             AmNet Mortgage, Inc.
             Judith Berry, 858-909-1230
             jberry@amnetmortgage.com
             Clay Strittmatter, 858-909-1340
             cstrittmatter@amnetmortgage.com
             or
             Financial Relations Board
             Moira Conlon, 310-854-8311
             mconlon@financialrelationsboard.com
             or
             MEDIA RELATIONS CONTACTS
             AmNet Mortgage, Inc.
             Kasey Emmel, 858-909-1335
             kemmel@amnetmortgage.com
             or
             Forti Communications Inc.
             Corinne Forti, 805-498-0113
             cforti@amnetmortgage.com
             forticomm@aol.com